FOR IMMEDIATE RELEASE

May 6, 1999


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
Contact:      Steve Lang                                      Adele Ambrose
              MediaOne Group                                  AT&T
              303-858-3406                                    908-221-6900

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                 MEDIAONE GROUP AND AT&T SIGN DEFINITIVE MERGER AGREEMENT

     MediaOne Group and AT&T have entered into a definitive merger agreement under which MediaOne Group's shareowners will receive .95 of a share of AT&T common stock and at least $30.85 in cash for each share of MediaOne Group stock they own, the companies said today.

     The action came after MediaOne Group's board of directors voted to terminate the company's earlier agreement with Comcast, which Tuesday said it would not try to outbid AT&T's offer. As part of the termination agreement, Comcast today received the agreed-upon break-up fee of $1.5 billion.

    "This is an excellent agreement for consumers, who will be able to take full advantage of packaged services on broadband networks," said Chuck Lillis, MediaOne Group chairman and chief executive officer. "Our shareowners are getting great value for their investments, and more of the nation will get a great competitive brand in the local phone market."

     "Obviously, we're delighted," said C. Michael Armstrong, chairman and chief executive officer of AT&T. "We look forward to completing the merger as soon as possible, probably in the first quarter of 2000, so millions of consumers will have more choice in phone and Internet access services."

     MediaOne Group (NYSE: UMG, www.mediaonegroup.com) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue.

     AT&T (NYSE: T, www.att.com) is the world's premier provider of voice and data communications, with more than 80 million customers, including businesses, government and consumers. AT&T runs the world's largest, most powerful long-distance network and the largest wireless network in North America. The company is a leading supplier of data and Internet services for businesses and the nation's largest direct Internet service provider to consumers. AT&T also provides local telephone service to a growing number of businesses.

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